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EXHIBIT 10.2

PURCHASE AND SALE AGREEMENT

AIRPORT WAY PROPERTY

        THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this "Agreement") is made as of the 26th day of February, 2001 (the "Effective Date"), by and between Carl D. Panattoni ("Seller"), and Simpson Manufacturing Corporation, a Delaware corporation ("Buyer") with reference to the following facts.

        A.    Seller owns the real property which is San Joaquin County Assessor's Parcel Nos. 177-34-53, -54, -55, -56, -57, -60 and -61, consisting of approximately 46.962 acres of real property, and all improvements thereon, further described in the Preliminary Title Report attached as Exhibit "A" (the "Sale Property").

        B.    Seller has agreed to sell to Buyer and Buyer has agreed to buy from Seller the land and property described in this Agreement in accordance with and upon satisfaction of the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.    GENERAL

        1.1    The Property.    The Sale Property, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way; the buildings, structures, fixtures and other improvements affixed to or located thereon; and, any and all of Seller's right, title and interest in and to (i) all assignable contracts and agreements, permits, licenses, approvals, authorizations, entitlements issued by any governmental authority in connection with the Sale Property and (ii) all assignable drawings, plans and specification pertaining to the development of the Sale Property.

        1.2    Purpose.    The purpose of this Agreement is to provide for the purchase and sale of the Sale Property, and to establish the terms and conditions thereof.

        The parties acknowledge that they will be discussing with each other purchase, development, and/or construction alternatives regarding the Sale Property during the 45 day Study Period stated herein, including the completion of offsite improvements and construction of an approximately 275,000 square foot building(s) on the Sale Property. The parties shall continue to negotiate such alternatives that may supercede, by mutual agreement, the terms and conditions stated herein, including, without limitation, the obligations to pay for and construct off site improvements. Notwithstanding the foregoing, in the event that the parties do not reach agreement on any such options or alternatives, the terms of this Agreement shall remain in full force and effect.

        1.3    Exchanges.    Either party may prefer to exchange rather than sell or buy. The parties will cooperate in that regard, but the non-exchanging party shall not be required to incur any additional cost, liability, or expense. The non-exchanging party shall not be required to take title to any property that it is not ultimately acquiring.

2.    SALE PROPERTY

        2.1    Agreement of Sale.    Seller agrees to sell and Buyer agrees to purchase the Sale Property on the terms and conditions specified in this Agreement.

        2.2    Price.    The purchase price ("Purchase Price") of the Sale Property shall be $4,396,066, less a credit of $250,000 for Buyer's offsite improvements. The Purchase Price is based on a net acreage of 46.962 as established by Siegfried Engineering. The cost of preparing such survey shall be borne by Seller. Buyer shall be responsible for the Airport Way offsite improvements as stated in Paragraph 4.07 provided that if Buyer elects, in its sole discretion to engage Seller as contractor of the improvements, the construction agreement will include the offsite improvements and Buyer shall deposit $250,000.00 in escrow pursuant to a mutually acceptable escrow agreement which amount shall be released to Seller upon the completion of the offsite improvements and the acceptance of such improvements by Buyer. Buyer may not purchase less than all of the Parcels comprising the Sale Property.

        2.3    Terms of Sale.    The Purchase Price shall be paid in cash upon close of escrow. All cash amounts shall be in lawful money of the United States and shall include any Deposit.

        2.4    Bonded Indebtedness.    In addition to the Purchase Price and all other amounts to be paid by Buyer pursuant to this Agreement, Buyer agrees to assume the balance due (principal and interest) on the portion of any and all public improvement bonds and assessments attributable to the Sale Property (determined as that percentage of the total bond or assessment equal to the Sale Property's percentage of the total land area encumbered by such bonds) which may constitute a lien on the Sale Property at close of escrow or afterwards. Notwithstanding the foregoing, Seller shall be responsible for paying its allocable share of all such bonds or assessments for the period prior to the close of escrow.

        2.5    Good Faith Deposit.    Upon execution of this Agreement, Buyer agrees to concurrently open escrow and deposit with Fidelity Title Company ("Title Company") the sum of ONE HUNDRED THOUSAND DOLLARS ($100,000.00). On or before the end of the Study Period stated in Paragraph 4.06, in the event Buyer wishes to proceed with this transaction, Buyer shall deposit an additional ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000.00) into escrow, and Buyer shall concurrently order Title Company to release to Seller the entire $250,000.00 deposit plus accrued interest, all of which shall be held in accordance with the terms of this Agreement. If the sale does not occur as a result of a Seller default, in addition to all of Buyer's rights and remedies under this Agreement, it is an express covenant and agreement of Seller that Seller shall immediately return the Deposit to Buyer together with all accrued interest. The $250,000 deposit shall be subject to Paragraph 2.06 in the event escrow does not close. If Buyer does not deposit the additional $150,000, the Title Company shall automatically and without further notice, return the deposit to Buyer with all accrued interest, and this Agreement shall terminate. In the event of such termination, neither party shall have any further obligation or liability to the other, except for those provisions that expressly survive termination.

        All deposits shall be deposited into an interest bearing account, with interest paid to the recipient of the underlying principal. All deposits are subject to the terms and conditions set forth in Paragraph 2.06 of this Agreement. The parties specifically agree to execute such instructions as Title Company may require to comply with this Paragraph 2.

        2.6    LIQUIDATED DAMAGES.    IN THE EVENT THE SALE OF THE PROPERTY AS CONTEMPLATED HEREUNDER IS NOT CONSUMMATED BY REASON OF A DEFAULT OF BUYER UNDER THIS AGREEMENT, THE DEPOSIT (INCLUDING ALL INTEREST EARNED FROM THE INVESTMENT THEREOF) SHALL BE PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES AND AS SELLER'S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT, AT LAW OR IN EQUITY AS A RESULT OF SUCH DEFAULT. THE PARTIES ACKNOWLEDGE THAT SELLER'S ACTUAL DAMAGES IN THE EVENT THAT THE SALE IS NOT CONSUMMATED WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY SEPARATELY INITIALING THIS SECTION, THE PARTIES ACKNOWLEDGE THAT THE NONREFUNDABLE DEPOSIT OF HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES AND AS SELLER'S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT, AT LAW OR IN EQUITY AGAINST BUYER IN THE EVENT THE CLOSING DOES NOT OCCUR BY REASON OF BUYER'S DEFAULT. BUYER AND SELLER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTOOD THE ABOVE PROVISION

COVERING LIQUIDATED DAMAGES, AND THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS EXECUTED. SELLER HEREBY WAIVES ANY AND ALL BENEFITS IT MAY HAVE UNDER CALIFORNIA CIVIL CODE SECTION 3389.

Seller's Initial                     Buyer's Initial

3.    ESCROW

        3.1    Opening.    The purchase and sale of the Sale Property shall be consummated by means of an escrow that is to be opened at Fidelity Title Company immediately after execution of this Agreement.

        3.2    Closing.    Escrow shall close no later than fifteen (15) days after the Study Period stated in Paragraph 4.06, which date shall be referred to herein as the "Scheduled Closing Date". Any earlier closing or extensions beyond that date shall require the written consent of Buyer and Seller.

        3.3    Instructions.    The escrow instructions given Title Company shall be consistent with the terms of this Agreement, and shall provide that as between the parties, the terms of this Agreement shall prevail if there is any inconsistency.

        3.4    Costs.    The parties shall share equally escrow fees. Seller shall bear the cost of the CLTA title policy coverage for the Sale Property. Recording fees shall be allocated in accordance with the custom in San Joaquin County, California. Seller shall pay the transfer taxes on the Sale Property. Buyer shall bear the expense of the ALTA increment of the title insurance premium, if any, together with the cost of any ALTA survey or inspection, and any endorsements requested by Buyer, excluding however, the survey to measure the net acreage of the Sale Property.

        3.5    Prorations.    All charges and credits with respect to the Sale Property, including without limitation real property taxes, assessments and bond payments, shall be prorated to close of escrow

4.    CONDITIONS TO CLOSE OF ESCROW

        4.1    General.    The provisions of this Paragraph 4 are conditions precedent to the close of the escrow described in Paragraph 3 and unless otherwise provided expressly or by context, are covenants.

        4.2    Title.    Seller shall cause title to be conveyed to Buyer by a grant deed in the form attached to this Agreement as Exhibit "B"(the "Grant Deed") subject only to current taxes and other exceptions approved by Buyer pursuant to Paragraph 4.03. Seller must cause Title Company to issue its ALTA policy of title insurance insuring title in Buyer with liability in the amount of the Purchase Price, subject only to the exceptions which have been approved by Buyer ("Title Policy"). If Buyer does not accept an exception, Seller shall have the right to remove such exception or obtain, at Seller's expense, title insurance over the exception or advise Buyer that it will not cure such title defect. Notwithstanding the foregoing, Seller shall remove all monetary exceptions. The policy shall list only the taxes and exceptions set forth in Paragraph 4.03 in addition only to the printed exceptions common to such ALTA policy. Seller shall provide customary affidavits and undertaking to the Title Company to enable it to remove exceptions for occupancy, mechanics liens and other similar items.

        4.3    Approval of Encumbrances.    With respect to existing encumbrances, Seller shall provide Buyer with legible copies of all exceptions shown in the Preliminary Title Report. Buyer shall approve or disapprove such items within the Study Period described in Paragraph 4.06.

        4.4    Cash and Deed.    Buyer shall deposit with Title Company the cash and documents required from Buyer in connection with the escrow and shall cause Title Company to deliver the purchase consideration to Seller upon the close of escrow. Seller shall deposit with Title Company the documents required from Seller in connection with the escrow, including without limitation, a Non-Foreign Affidavit pursuant to Section 1445(b)(2) of the Internal Revenue Code in form and substance satisfactory to the parties and a State of California Form 507, and shall cause Title Company to be ready, willing and able to record and deliver to Buyer the duly executed and acknowledged Grant Deed.

        4.5    Failure of Title.    If Seller is unable to convey marketable title in the aforesaid condition within the allowable time to close escrow, or if the Sale Property or any portion thereof shall have been destroyed or materially damaged by whatever cause, then Buyer may either accept the Sale Property in its then state and condition of title or terminate this transaction and receive a refund of all funds as set forth herein. If Buyer elects to terminate as aforesaid and provided that Seller is not otherwise in default of its obligations hereunder, Buyer shall not have any claim against Seller or the Sale Property (except that Buyer's Deposit shall be refunded). Seller shall be deemed able to deliver (or have delivered) marketable title herein required if Title Company stands ready to issue on the date of closing the Title Policy.

        4.6    Study Period.    Buyer shall have 45 days ("Study Period") from the later of (i) the date Seller delivers to Buyer a fully executed copy of this Agreement, (i) all exceptions to the Title Report as stated in Paragraph 4.03, and (iii) the documents listed in the attached Exhibit "C" ("Property Documents") within which to study the condition of the Sale Property and the feasibility of developing it. Buyer shall perform such studies at its own cost. During the Study Period, Buyer and its representatives may enter the Sale Property to inspect, test, and survey it. Buyer shall repair any damage caused by same, and Buyer agrees to indemnify and hold Seller harmless from any claims, including reasonable attorneys' fees, caused by such entry and activities. On or before the end of the Study Period, if Buyer, in its sole and absolute discretion, disapproves the results of such studies, or Buyer is silent, this Agreement shall terminate and Buyer shall receive a refund of the Deposit in accordance with Paragraph 2.05. If Buyer does not purchase the Sale Property, Buyer shall promptly return all documents to Seller.

        4.7    Offsite Improvements.    Seller shall be responsible for all improvements currently required by the City of Stockton pursuant to the documents attached as Exhibit "C", except Buyer shall be responsible for all offsite improvements required along the Sale Property's frontage on Airport Way.

        4.8    Covenants, Conditions and Restrictions.    The parties agree that the exceptions to the Title Policy shall also include additional covenants, conditions and restrictions of the Sale Property, subject to mutual approval of the parties, which shall be an express condition precedent to each party's respective obligation to close escrow.

5.    POSSESSION

        Vacant possession of the Sale Property, free and clear of any leases or other occupancy shall be given to Buyer upon close of escrow.

6.    BROKERS

        Seller represents it has not engaged nor is it aware of any person entitled to any brokerage commission or finder's fee in connection with this Agreement, except for CB Richard Ellis, Cornish & Carey Commercial, and Collier's International, which shall be compensated by Seller pursuant to a separate agreement. Buyer represents it has not engaged nor is it aware of any person entitled to any brokerage commission or finder's fee in connection with this Agreement. Except as may be specifically provided to the contrary in this Agreement, neither Buyer nor Seller is represented in this transaction by any real estate broker or agent. Each party agrees to indemnify the other party against any claim asserted against or adjudged against the other party, for any brokerage commission or finder's fee or any like compensation occasioned by or as a result of any act or omission of each such party, including all attorney's fees, costs, expenses, and any other fees incurred by, charged against, or adjudicated against, the other party, whether or not suit is filed, which are related to this indemnity agreement or enforcement thereof.

7.    WARRANTIES

        7.1    Toxic Substances.    Seller hereby warrants that to its actual knowledge there is not any contamination, hazardous waste or toxic substance in existence on or below the surface of the Sale Property, including without limitation, contamination of the soil, sub-soil or groundwater which constitutes a violation of any law, rule or regulation of any government entity having jurisdiction thereof or which exposes Buyer to liability to third parties.

        7.2    Physical Condition of Property.    Seller hereby warrants that to Seller's actual knowledge: (i) there are not any defects in the land or improvements comprising the Sale Property; and (ii) all improvements constructed by Seller, if any, have been constructed according to applicable building codes pursuant to building permits issued by the appropriate governmental entity(ies), and have been inspected and approved by such entities.

        7.3    Contracts and Intangibles.    To Seller's actual knowledge, the Seller has provided Buyer with complete copies of all contracts and materials in its possession pertaining to the use, operation and development of the Sale Property.

        7.4    Definition of Actual Knowledge.    The phrase "Seller's actual knowledge" shall mean the current knowledge of Carl Panattoni and Mel Souza, without any requirement of due inquiry other than a review of their files for the Property.

        7.5    Indemnification.    Seller hereby agrees to indemnify and defend Buyer against any claim or lien, including all attorney's fees, costs, and expenses, incurred by Buyer relating to the Sale Property and resulting from any breach by Seller of this Agreement. Buyer similarly indemnifies Seller for claims resulting from Buyer's breach of this Agreement.

        7.6    As-Is, Where-Is.    Except as stated otherwise herein, Buyer acknowledges that Buyer is acquiring the Sale Property in its "AS-IS" condition as of the date of close of escrow, solely in reliance on its own inspections and examination, and its own evaluation of the Sale Property. There are no representations, warranties, covenants, understandings or agreements among the parties to this Agreement regarding the Sale Property or the transfer of the Sale Property contemplated by this Agreement other than those incorporated in this Agreement.

8.    RISK OF LOSS

        Prior to the close of escrow, Seller shall bear all risks of loss to the Sale Property. From and after the close of escrow Buyer assumes and shall bear all risks of loss to the Sale Property.

9.    MISCELLANEOUS

        9.1    Choice of Law, Courts, Attorneys' Fees.    This Agreement has been executed in Sacramento, California, and shall be governed by and construed in accordance with the laws of the State of California.

        In the event of any action or proceeding between Seller and Purchaser to enforce any provision of this Agreement, the losing party shall pay to the prevailing party all costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, incurred in such action and in any appeal in connection therewith by such prevailing party. The prevailing party will be determined by the court before whom the action was brought based upon an assessment of which party's major arguments or positions taken in the suit or proceeding could fairly be said to have prevailed over the other party's major arguments or positions on major disputed issues in the court's decision.

        IF ANY ACTION OR PROCEEDING BETWEEN SELLER AND BUYER TO ENFORCE THE PROVISIONS OF THIS AGREEMENT PROCEEDS TO TRIAL, SELLER AND BUYER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY IN SUCH TRIAL. Seller and Buyer agree that this paragraph constitutes a written consent to waiver of trial by jury within the meaning of California Code of Civil Procedure Section 631(a)(2), and each party does hereby authorize and empower the other party to file this paragraph and/or this Agreement, as required, with the clerk or judge of any court of competent jurisdiction as a written consent to waiver of jury trial.

        9.2    Assignments.    Either party may assign this Agreement in whole or in part, voluntarily or involuntarily, without prior written consent of the other party. Any assignment shall not relieve the assigning party of liability hereunder.

        9.3    Time of Essence.    Time is of the essence of this Agreement and of the escrow provided for herein.

        9.4    Integration.    This Agreement, including the Exhibits referred to herein, contains the entire agreement of the parties hereto, and supersedes any prior written or oral agreements between them concerning the subject matter contained herein. There are no representations, agreements, arrangements, or understandings, oral or written, relating to the subject matter which are not fully expressed herein. This Agreement may be modified only by a writing signed by the party against whom it is sought to be enforced.

        9.5    Exhibits.    All Exhibits to which reference is made are deemed incorporated into this Agreement as though fully set forth at length, whether or not actually attached.

        9.6    Additional Documents.    Each party shall execute and deliver such documents as may be reasonably requested by the other party to carry out the purpose and intent of this Agreement.

        9.7    Notice.    Any notice required or desired to be given by either party to this Agreement shall be in writing and shall be personally delivered to the address stated below, or in lieu of personal delivery, may be sent facsimile or by reputable overnight courier addressed to the other at the address listed opposite such party's name at the end of this Agreement. Any notice given by facsimile shall also be sent by reputable overnight courier on the same day, and shall be deemed to have been given on the day the facsimile is sent. Any notice given by overnight delivery shall be deemed to have been given on the day of delivery. Either party may, by written notice to the other in the manner aforesaid, change the address or telephone number to which notices addressed to it shall thereafter be faxed or mailed.

        9.8    Dependency and Survival of Provisions.    The respective warranties, representations, covenants, agreements, obligations, and undertakings of each party hereunder shall be construed as dependent upon and given in consideration of those of the other party, and shall survive the close of escrow and the delivery of deeds.

        9.9    Waiver.    Waiver by one party of the performance of any covenant, condition or promise shall not invalidate this Agreement, nor shall it be considered to be waived by such party of any other covenant, condition, or promise hereunder. The waiver by either or both parties of the time for performing any act shall not constitute a waiver of the time for performing any other act or an identical act required to be performed at a later time. The exercise of any remedy provided by law and the provisions of this Agreement for any remedy shall not exclude other remedies unless they are expressly excluded.

        9.10    Drafting and Preparation.    Each party has cooperated and participated in the drafting and preparation of this Agreement. Therefore, in any construction to be made of this agreement or any of its terms, both parties shall be construed to be equally responsible for the drafting and preparation of the same.

        9.11    Defaults and Remedies of Buyer and Seller.    The following shall constitute a Default hereunder: (i) either party defaults under any provision of this Agreement; (ii) either party defaults under any other provision of this Agreement; (iii) if at any time prior to Closing (a) there shall be filed by either party in any court or with any governmental body pursuant to any statute either of the United States or of any state, a petition in bankruptcy or insolvency or a petition seeking to effect any plan or other arrangement with creditors or seeking the appointment of a receiver; or (b) a receiver, conservator or liquidating agent or similar person shall be appointed for all or a substantial portion of such party's property: or (c) a party shall give notice to any person or governmental body of insolvency or suspension or pending suspension of its operations; or (d) a material, adverse change occurs in the financial condition of either party or either party shall make an assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors.

        In the event of a Buyer Default, Seller shall have the right to keep the Deposit as its sole remedy. In the event of a Seller Default hereunder, Buyer shall have every remedy available under California and Federal law, which shall be cumulative, including without limitation the right of specific performance and/or damages.

        IN WITNESS WHEREOF, this Agreement shall be considered executed on the latest of the dates set forth next to the signatures below.

Seller		Address and Telephone
/s/ CARL D. PANATTONI CARL D. PANATTONI		Attention: Mel Souza 8401 Jackson Road Sacramento, California 95826 (916) 381-1561 Tel (916) 381-7639 Fax
Dated:	February 27, 2001
With a copy to:		Martin R. Boersma, Esq. 8413 Jackson Road, Suite C Sacramento, California 95826 (916) 381-6171 Tel (916) 381-1109 Fax
Buyer
SIMPSON MANUFACTURING CORPORATION, a Delaware corporation
By:	/s/ MICHAEL HERBERT Michael Herbert Chief Financial Officer	Simpson Manufacturing Corporation Attention: Michael Herbert 4120 Dublin Boulevard, 4th Floor Dublin, California 94568 (925) 560-9611 Tel (925) 833-1499 Fax
Dated:	February 23, 2001
With a copy to:		Alan J. Robin, Esq. Shartsis, Friese & Ginsburg LLP One Maritime Plaza, 18th Floor San Francisco, California 94111 (415) 421-6500 Tel (415) 421-2922 Fax

        The undersigned is executing this Agreement to evidence its agreement to be bound by the terms of the Agreement pertaining to the duties of Title Company with respect to the Deposit and the Closing. Buyer and Seller may amend this Agreement without obtaining the consent of Title Company except as to amendments which affect the rights, duties or obligations of Title Company hereunder.

FIDELITY TITLE COMPANY
By:	/s/ TIMOTHY P. MADDEN
Its:	Vice President
Date:	February 27, 2001
EXHIBITS:
A	PRELIMINARY	TITLE	REPORT
B	GRANT		DEED
C	PROPERTY		DOCUMENTS

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  EXHIBIT 10.2